EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is entered into as of December 1, 2011, by and among Pittsburgh & West Virginia Railroad, a Pennsylvania business trust (“PW”), Power REIT, a Maryland real estate investment trust and a wholly owned subsidiary of PW (“Power REIT”), and Power REIT PA, LLC, a Pennsylvania limited liability company and wholly owned subsidiary of Power REIT (“Merger Sub”).

RECITALS:

WHEREAS, the board of trustees of PW has determined that it is advisable and in the best interest of PW that PW reorganize into a real estate investment trust organized under the laws of the State of Maryland;

WHEREAS, PW wishes to effectuate the contemplated change in entity type by merging with and into Merger Sub, with PW surviving the merger, and shares of beneficial interest of Power REIT being issued to the former shareholders of PW in exchange for the shares of beneficial interest of PW (the “Merger”);

WHEREAS, the parties hereto have determined that the Merger, on the terms and conditions hereinafter set forth, is advisable and in their respective best interests;

WHEREAS, the board of trustees of each of PW and Power REIT and the sole member of Merger Sub have approved and adopted this Agreement; and

WHEREAS, the Merger is intended to qualify for tax-free treatment under applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”).

NOW, THEREFORE, for good and valuable consideration and in consideration of the mutual covenants and agreements hereinafter set forth, the parties, each intending to be legally bound hereby, agree as follows:

1.           THE MERGER

1.1.           The Merger

Upon the terms and subject to the conditions hereof, and in accordance with the provisions of the Pennsylvania Business Corporation Law (the “PBCL”) and the applicable provisions of the Maryland REIT Law, PW shall be merged with and into Merger Sub at the Effective Time (as defined below).  As a result of the Merger, the separate existence of Merger Sub shall cease, and PW shall continue as the surviving entity of the Merger (the “Surviving Trust”) as a direct wholly owned subsidiary of Power REIT.  The Merger will have the effects set forth in the PBCL and the Maryland REIT Law.  The Surviving Trust shall continue its existence as a business trust under the laws of the Commonwealth of Pennsylvania.

1.2.           Closing; Effective Time

(a)           The closing of the Merger (the “Closing”) shall take place on the earliest practicable business day following the satisfaction or due waiver of the conditions set forth in Article 3 of this Agreement or such other date as may be mutually agreeable to the parties hereto.

(b)           The parties shall cause the Merger to be consummated by filing a Certificate of Merger in appropriate form with the Office of the Secretary of State of the Commonwealth of Pennsylvania in accordance with applicable provisions of the PBCL (the “Merger Certificate”). The Merger shall become effective on the time and date specified in the Merger Certificate (the “Effective Time”).

1.3.           Constituent Documents

(a)           The Declaration of Trust of PW in effect immediately prior to the Effective Time shall be the Declaration of Trust of the Surviving Trust (subject to any subsequent amendment or restatement thereof).

(b)           The Regulations of PW in effect immediately prior to the Effective Time shall be the Regulations of the Surviving Trust (subject to any subsequent amendment or restatement thereof).

1.4.           Directors and Officers

The trustees and officers of PW holding office immediately prior to the Effective Time shall be deemed to be and shall become the trustees and officers of the Surviving Trust from and after the Effective Time to hold office for the remainder of their terms in effect at the Effective Time until their successors are duly elected and qualified or until their earlier resignation or removal.

1.5.           Succession to Rights and Liabilities

At the Effective Time, the Surviving Trust shall succeed, without other transfer, to all of the purposes, rights, privileges and powers and shall possess all assets and property (real, personal, and mixed) of PW and Merger Sub, and the Surviving Trust shall become subject to and responsible for all debts and obligations of PW and Merger Sub in the same manner as if the Surviving Trust has itself incurred such debts and obligations.

2.              EFFECTS OF THE MERGER ON EQUITY INTERESTS

2.1.           Manner of Conversion of Equity Interests

(a)           As of the Effective Time, by virtue of the Merger and without any action on the part of the holders of any shares of beneficial interest of PW (the “Public Shareholders”), the holders of any shares of beneficial interest of Power REIT or the holders of any membership interests in Merger Sub, the following shall occur:

(i)           Each common share of beneficial interest, no par value, of PW (the “PW Shares”) issued and outstanding immediately prior to the Effective Time shall be automatically converted into one newly issued common share of beneficial interest, par value $0.001 per share, of Power REIT (the “Power REIT Shares”).

(ii)           Each membership interest of Merger Sub issued and outstanding immediately prior to the Effective Time shall be automatically converted into and become one fully paid and nonassessable common share of beneficial interest the Surviving Trust, and such shares of beneficial interest of the Surviving Trust shall be wholly owned by Power REIT.

From and after the Effective Time and upon the conversions described in this Section 2.1(a), the PW Shares shall no longer be outstanding and shall automatically be cancelled and cease to exist, and each certificate formerly representing PW Shares shall thereafter represent the Power REIT Shares into which such PW Shares were converted at the Effective Time.

(b)           At the Effective Time, all equity interests of PW that are not outstanding and are held by PW or any of its subsidiaries or affiliates as treasury stock or otherwise shall be canceled and shall cease to exist and no consideration shall be delivered in exchange therefor.

(c)           At the Effective Time, all equity interests of Power REIT that are owned by PW or any of its subsidiaries or affiliates shall be canceled and shall cease to exist and no consideration shall be delivered in exchange therefor.

2.2.           Dissenters’ Rights

The Public Shareholders shall not have any dissenters’ or appraisal rights in connection with the Merger.

2.3.           Taxation

It is intended that the Merger shall qualify as a tax free reorganization under Section 368 of the Code.

3.              CONDITIONS TO CLOSING; TERMINATION AND ABANDONMENT

3.1           Conditions to Obligations of the Parties to Effect the Merger

The respective obligations of the parties to effect the Merger and the other transactions contemplated by this Agreement are subject to the fulfillment, at or before the Closing, of the following conditions (unless such conditions are waived in writing by the parties):

(a)           The board of trustees of PW and Power REIT shall be satisfied in its sole discretion with the results of its legal, financial and business due diligence investigation relating to the Merger, all of which shall be final and completed to the satisfaction of the board of trustees of PW and Power REIT before the Closing.

 (b)           No action or proceeding by or before any governmental authority shall have been instituted that is reasonably expected to (i) restrain, prohibit or render unlawful the consummation of the Merger and the other transactions contemplated herein, (ii) require rescission of this Agreement or any of such transactions after the Closing, or (iii) adversely affect the right of the Surviving Trust to own its assets and to operate its business; nor shall there be issued any injunction or order of any nature by a governmental authority directing that the Merger and the other transactions contemplated herein not be consummated as so provided. No substantive legal objection to the Merger and the other transactions contemplated herein shall have been received from or threatened by any governmental authority.

3.2           Termination and Abandonment by the Parties

The parties hereto shall have the right to terminate this Agreement and abandon the Merger at any time before the Closing and filing of the Merger Certificate for any reason, including without limitation, if the conditions to closing set forth in Section 3.1 have not been satisfied.

3.3           Effect of Termination and Abandonment

Upon the termination of this Agreement and abandonment of the Merger pursuant to Section 3.2 hereof, this Agreement shall become void and shall have no further force or effect, and no party or the officers, directors and agents thereof, or any third party shall have any liability to the other or to any third party, whether in contract or tort, law or equity, in connection with the transactions contemplated hereby, including the Merger or as a result of the termination of this Agreement. No party shall be responsible for or have any obligation to indemnify, defend or hold harmless the other party or any other person for special, consequential, punitive or exemplary damages.

4.              MISCELLANEOUS

4.1.           Further Assurances

In connection with this Agreement and the Merger and other transactions contemplated hereby, each party shall execute and deliver any additional documents and instruments and perform any additional acts that may be necessary or appropriate to effectuate and perform the provisions of this Agreement and those transactions.

4.2.           Amendment

This Agreement may be amended at any time prior to the Effective Time by the boards of directors/trustees of the parties hereto; provided that after the adoption of this Agreement by the shareholders of any constituent corporation no amendment shall be made which by law requires the further approval of such shareholders without such further approval; and provided further that no amendment shall be made except by an instrument or instruments in writing signed and delivered on behalf of each of the parties hereto.

4.3.           Assignment and Binding Effect

This Agreement and the rights and obligations of the parties hereunder may not be assigned by either party without the prior written consent of the other parties hereto. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, heirs, executors, administrators, legal representatives and assigns.

4.4.           Entire Agreement; Beneficiaries

This Agreement (including the exhibits attached hereto) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof, and is not intended to confer upon any person other than the parties hereto any rights or remedies.

4.5.           Waiver

No delay or failure on the part of any party hereto in exercising any right, power or privilege under this Agreement shall impair any such right, power or privilege or be construed as a waiver of any default or any acquiescence therein. No single or partial exercise of any such right, power or privilege shall preclude the further exercise of such right, power or privilege, or the exercise of any other right, power or privilege. No waiver shall be valid against any party hereto unless made in writing and signed by the party against whom enforcement of such waiver is sought and then only to the extent expressly specified therein.

4.6.           Severability

If any part of any provision of this Agreement shall be invalid or unenforceable in any respect, such part shall be ineffective to the extent of such invalidity or unenforceability only, without in any way affecting the remaining parts of such provision or the remaining provisions of this Agreement.

4.7.           Counterparts

This Agreement may be executed in as many counterparts as may be required. It shall not be necessary that the signatures of, or on behalf of, each party, or that the signatures of all persons required to bind any party, appear on each counterpart; but it shall be sufficient that the signature of, or on behalf of, each party, or that the signatures of the persons required to bind any party, appear on one or more of the counterparts. All counterparts shall collectively constitute a single agreement.

4.8.           Governing Law

This Agreement shall be governed by and interpreted, construed and enforced in accordance with, the laws of the Commonwealth of Pennsylvania, excluding any conflicts of law rule or principal that would refer the governance or the interpretation, construction or enforcement of any provision this Agreement to the laws of another jurisdiction.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement and Plan of Merger, or have caused this Agreement to be duly executed on their behalf, as of the day and year first above written.

PITTSBURGH & WEST VIRGINIA RAILROAD
a Pennsylvania business trust

By:	/s/ David H. Lesser
Name:	David H. Lesser
Title:	CEO & Chairman of the Board

POWER REIT
a Maryland real estate investment trust

By:	/s/ David H. Lesser
Name:	David H. Lesser
Title:	CEO & Chairman of the Board

POWER REIT PA, LLC
a Pennsylvania limited liability company

By:	/s/ David H. Lesser
Name:	David H. Lesser
Title:	Authorized Person